McGladrey LLP

501 North 44th Street, Suite 300 Phoenix, AZ 85008 O 602.636.6000 F 602.636.6002 www.mcgladrey.com

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4 of Alamogordo Financial Corp. of our report dated March 29, 2012, relating to our audit of the financial statements of Bank 1440 as of and for the year ended December 31, 2011, appearing in the Proxy, which is part of such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Proxy.

/s/ McGladrey LLP

Phoenix, Arizona

November 8, 2013